NEWS RELEASE

Alternative Energy Sources Inc.
310 W. 20th St., Kansas City, MO 64108
(816) 842-3835

Media contact: Susan Pepperdine (913) 262-7414, susan@pepperdinepr.com

ALTERNATIVE ENERGY SOURCES, INC. ANNOUNCES FORMATION OF A SPECIAL COMMITTEE TO EVALUATE STRATEGIC ALTERNATIVES AND THE EXECUTION OF A LETTER AGREEMENT

KANSAS CITY, MO, November 9, 2007 - Alternative Energy Sources, Inc. (OTCBB:AENS) (the "Company") announced today that its Board of Directors has formed a Special Committee comprised of W. Gordon Snyder and Douglas D. Wilner to explore and evaluate strategic alternatives aimed at enhancing shareholder value for the Company's non-management stockholders. Strategic alternatives being considered include a possible sale of the Company. The Special Committee has retained the investment banking firm of Christenberry Collet & Company, Inc. to provide independent financial advisory services and has engaged Stinson Morrison Hecker LLP as independent legal counsel. No strategic alternative will be pursued unless it is recommended by the Special Committee.

The Company also announced that the Company and a privately-held company (the "Potential Acquiror") have entered into a letter agreement to provide financial assurances to the Potential Acquiror for the time and expense incurred in evaluating a possible purchase of the Company. Under the terms of the letter agreement, the Company is free to pursue any strategic transaction including the sale of the company to another acquiror but is required to pay the Potential Acquiror a fee of $500,000 (and reimburse its reasonable expenses up to $500,000) if, within one year, the Company enters into an agreement with respect to a change-of-control transaction with another acquiror. However, that fee would be payable only upon consummation of such a transaction.

The acquisition consideration currently being explored with the Potential Acquiror for the acquisition of shares held by non-management stockholders involves an election to receive either $0.50 per share in cash or a lower cash price per share, together with contingent consideration, the amount of which would be capped and would depend upon the future financial contribution which may be provided by certain assets of the Company. These exploratory discussions also contemplate that the Company's management stockholders would exchange their stock for stock of the Potential Acquiror based on the same valuation that would be used to determine the acquisition consideration for the non-management stockholders.

The Company has not entered into an agreement with the Potential Acquiror providing for the purchase of the Company. There is no assurance that the Company will enter into such an agreement and, if the Company does enter into such an agreement, no assurance can be given as to the amount or form of the consideration to be paid for the shares. There can also be no assurance regarding whether the Board will elect to pursue any other strategic alternatives it may consider, or that any such alternatives will be consummated. The Company does not intend to provide updates or make any further comment until the outcome of the process is determined or until there are significant developments.

About AENS: AENS is a development stage company attempting to construct, own and operate fuel-grade ethanol plants. More information can be found on the Company's website at www.aensi.com.

Forward-Looking Statements: This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. In this context, forward-looking statements often address strategic plans and alternatives and future operating or financial performance and contain such words as "will," "expect," "plan," "believe," "intend," "seek," or similar words. Forward-looking statements are inherently subject both to known and unknown risks and uncertainties that may cause actual results to be different from those discussed. Such risks include, but are not limited to, the effects and outcomes of strategic evaluations; the results of discussions regarding the possible purchase of the Company; inability to: generate sufficient funds to implement our business plan, adequately maintain generating facilities, secure funds necessary for planned ethanol plant construction and service our debt; changes in commodity pricing, tariffs, taxing and subsidies; environmental risks; and general economic conditions as well as other financial, operational and legal risks and uncertainties detailed from time to time in the Company's SEC filings. We do not undertake any duty to update our forward looking statements.